AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of May 9, 2023 (the “Effective Date”), by and between OptiNose US, Inc., a Delaware corporation (“OptiNose US” and the “Company”) and Anthony Krick (“Officer”).

WHEREAS, Officer currently serves as VP, Chief Accounting Officer of OptiNose US, pursuant to that certain Employment Agreement entered into by and between Officer and the Company, dated September 23, 2022 (the “Existing Agreement”); and

WHERAS, the Company and Officer desire to enter into this Agreement to replace the Existing Agreement in its entirety and to set forth the terms and conditions for the continued employment relationship of Officer with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.    Term. Subject to the terms and provisions of this Agreement, this Agreement shall continue until Officer’s employment with the Company is terminated by the Company or by Officer. At all times, Officer’s employment with the Company is “at-will,” which means that Officer’s employment with the Company may be terminated at any time by the Company with or without “Cause” or by Officer with or without “Good Reason” (as each such term is defined below).
2.    Title, Duties and Responsibilities. While Officer is employed by the Company, Officer will serve as the VP, Chief Accounting Officer of OptiNose US and will report to the Chief Executive Officer of OptiNose, Inc. (but may in the future report to the Chief Financial Officer). Officer will have such duties and responsibilities that are commensurate with Officer’s position as VP, Chief Accounting Officer of OptiNose, Inc. and such other duties and responsibilities as are from time to time assigned to Officer by the Chief Executive Officer or Chief Financial Officer. While Officer is employed by the Company, Officer will devote Officer’s full business time, energy and skill to the performance of Officer’s duties and responsibilities hereunder. Officer will not be permitted to engage in other activities that interfere with the performance of Officer’s duties under this Agreement, conflict with the business of the Company or violate any provisions of Section 8 herein. Officer shall, if requested by the Board, also serve as an officer or director of any affiliate of the Company for no additional compensation. Officer’s place of employment will be the Company’s offices in Yardley, Pennsylvania.
3.    Base Salary. While Officer is employed by the Company, the Company will pay Officer a base annual salary (the “Base Salary”) at the rate of $317,200.32 per year, paid in accordance with the usual payroll practices of the Company as it is earned. Officer’s Base Salary shall be reviewed periodically for potential increases pursuant to Company policies applicable to senior Officers by the Compensation Committee of the Board (the “Compensation Committee”) or the Board.

4.    Incentive Compensation. Officer shall participate in short-term and long-term incentive programs, including equity compensation programs, established by the Company for its senior level Officers generally, at levels determined by the Board or the Compensation Committee.  Officer’s incentive compensation shall be subject to the terms of the applicable plans and shall be determined based on Officer’s individual performance and the Company’s performance as determined by the Board or the Compensation Committee.  Any annual incentive compensation earned by Officer shall be paid on or after January 1, but not later than March 15 of the fiscal year following the fiscal year for which the annual incentive compensation is earned.
(a)    Discretionary Bonus. Officer will be eligible to receive an annual target cash bonus of 35% of Officer’s Base Salary (the “Target Annual Bonus”) (pro-rated for any portion of a year during which Officer is not employed by the Company) at the discretion of the Board or the Compensation Committee and contingent upon attainment of certain Company milestones and/or individual objectives as determined by the Board or the Compensation Committee. The actual annual bonus payable for any given year, if any, may be higher or lower than the Target Annual Bonus. To earn and be paid an annual bonus, Officer must be actively employed with the Company at the time that such bonuses are paid to all eligible Officers in accordance with such bonus program unless otherwise specified herein or in the terms pursuant to which such bonus eligibility is offered. Officer’s Target Annual Bonus shall be reviewed periodically for potential increases pursuant to Company review policies applicable to senior Officers by the Compensation Committee or the Board.
(b)    Equity Incentive Compensation. Officer shall be eligible to receive annual equity awards based on the Company’s and Officer’s actual performance, as determined by the Board or the Compensation Committee. Each such equity award granted to Officer hereunder shall be subject to the terms and conditions of the incentive plan pursuant to which it is granted and such other terms and conditions as are established by the Board or Compensation Committee and set forth in an award agreement evidencing the grant of such equity award.
5.    Benefits and Fringes.
(a)    General. While Officer is employed by the Company, Officer will be entitled to such benefits and fringes, if any, as are generally provided from time to time by the Company to its senior level Officers, subject to the satisfaction of any eligibility requirements and any other terms and conditions of the applicable plans or policies.
(b)    Vacation. Officer will also be entitled to 20 business days of annual paid vacation in accordance with the Company’s vacation policies in effect from time to time, which may be taken at such times as Officer elects with due regard to the Company’s business needs.
(c)    Reimbursement of Business Expenses. Upon presentation of appropriate documentation, Officer will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of Officer’s duties and responsibilities hereunder.
6.    Termination of Employment.

(a)    Written Notice of Termination and Resignation from Roles. Any termination of Officer’s employment by the Company or Officer (other than because of Officer’s death) shall be communicated by a written notice of termination to the other party hereto in accordance with the requirements of this Agreement. Upon termination of Officer’s employment with the Company, Officer shall be deemed to have resigned from all positions that Officer holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates and all powers of attorney held by Officer arising out of or relating to such Officer’s employment with the Company shall be deemed to have been revoked. Regardless of the reason therefore, Officer shall be entitled to receive payment for: (i) any accrued but unpaid portion of Officer’s Base Salary earned through the termination date; (ii) any accrued but unused vacation as of the termination date; (iii) any unearned but unpaid bonus for which the performance measurement period has ended prior to the termination date (e.g., if Officer’s employment is terminated on February 1 and annual bonuses for the prior year have not been paid as of the termination date, then Officer would be eligible to receive his annual bonus for the prior year but not a bonus for the year in which the termination occurs), provided, that the termination of Officer’s employment is not for Cause or due to Officer’s voluntary resignation (other than for Good Reason); (iv) any amounts owing to Officer for reimbursements of expenses that Officer properly incurred before the termination date and which are reimbursable in accordance with Section 5(c) above, with all such amounts owed under each of (i), (ii), (iii) and (iv) payable in a lump sum no later than the Company’s first regularly scheduled payroll date that is at least ten (10) days after the date of Officer’s termination date; and (v) any amounts that are vested benefits or that Officer is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the termination date, payable in accordance with such plan, policy, practice or program or contract or agreement (collectively, the “Accrued Benefits”).
(b)    Termination upon Death. If Officer dies, then Officer’s employment with the Company shall terminate as of the date of Officer’s death, at which time all of Officer’s rights to compensation and benefits under Sections 3, 4 and 5 herein or otherwise shall immediately terminate, except that Officer’s heirs, personal representatives or estate shall be entitled to the Accrued Benefits and a payment in the amount of Officer’s then-current target annual cash bonus opportunity, prorated based upon the number of days that Officer was employed during the year of Officer’s death.

(c)    Termination upon Disability. “Disability” means any physical or mental incapacity, illness or infirmity that prevents or significantly restricts Officer from performing the normal duties of Officer’s position on a full-time basis for a period of at least 180 calendar days, whether or not consecutive, out of any twelve (12) consecutive months, despite the provision, if requested, of a reasonable accommodation as that term is defined in accordance with the American with Disabilities Act and/or any equivalent state or local law and that, in the reasonable opinion of the Company acting on the basis of advice from a duly-qualified medical practitioner is likely to continue to a similar degree. Upon the termination of Officer’s employment due to Disability, the Company shall provide written notice to Officer, at which time all of Officer’s rights to compensation and benefits under Sections 3, 4 and 5 herein or otherwise shall immediately terminate, except that Officer shall be entitled to the Accrued Benefits and a payment in the amount of Officer’s then-current target annual cash bonus opportunity, prorated based upon the number of days Officer was actively employed during the year of Officer’s death.
(d)    Termination by the Company for Cause. The Company may, upon written notice to Officer, immediately terminate Officer’s employment for Cause. “Cause” shall exist upon (i) Officer’s breach of any fiduciary duty or material legal or contractual obligation to the Company or any of its affiliates (including, without limitation, pursuant to a Company or affiliate policy or the restrictive covenants set forth in Section 8 of this Agreement or any other applicable restrictive covenants between Officer and the Company or any of its affiliates), (ii) Officer’s failure to follow the reasonable instructions of the Chief Executive Officer or the Board (other than as a result of total or partial incapacity due to physical or mental illness), which failure, if curable, is not cured within thirty (30) days after notice to Officer specifying in reasonable detail the nature of such breach, or, if cured, recurs within ninety (90) business days, (iii) Officer’s gross negligence, willful misconduct, fraud, insubordination, acts of dishonesty or conflict of interest relating to the Company or any of its affiliates, or (iv) Officer’s commission of any misdemeanor which has a material impact on the affairs, business or reputation of the Company or any of its affiliates or Officer’s indictment for, or plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof. Upon a termination of Officer’s employment for Cause, all of Officer’s rights to compensation and benefits under Sections 3, 4 and 5 of this Agreement or otherwise shall immediately terminate, except that Officer shall be entitled to the Accrued Benefits.
(e)    Termination by the Company without Cause or by Officer for Good Reason. Except as provided in Section 6(f) below, upon a termination of Officer’s employment by the Company without Cause or by Officer for Good Reason, Officer shall be entitled to receive the Accrued Benefits and, subject to Officer’s execution and non-revocation of the release described in Section 6(g) and Officer’s compliance with Officer’s obligations under Section 8, the following severance payments and benefits (collectively, the “Severance Benefits”):
(i)    An amount equal to six (6) months of Officer’s Base Salary at the rate in effect on the termination date, payable in substantially equivalent installments, with the first payment made on the Company’s first practical pay date following the Release Effective Date (as defined in Section 6(g) below) and remaining installments tendered thereafter on consecutive, semi-monthly pay dates in accordance with the Company’s regularly-scheduled payroll calendar until paid in full;
(ii)    Continuation of coverage under the Company’s group health insurance plan under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) at

active employee rates beginning on the first day of the month following Officer’s termination date and continuing for a period of six (6) months at the same level of coverage Officer elected during  employment and on the same terms and conditions generally afforded to the Company’s active employees, provided Officer and Officer’s eligible dependents enroll with the Company’s COBRA administrator within sixty (60) days after Officer’s termination date (as used in this paragraph, the “COBRA Subsidy” during the “COBRA Subsidy Period”); provided, however, in the event the Company determines that such provisions would subject Officer to taxation under Section 105(h) of the Internal Revenue Code of 1986, as amended, or otherwise violate any healthcare law or regulation, then the Company shall pay to Officer an amount equal to the amount Officer would be required to pay for continuation of group health coverage for Officer and Officer’s eligible dependents through an election under COBRA for six (6) months, which amount shall be paid in a lump sum at the same time payments under Section 6(e)(i) commence and is intended to assist Officer with costs of health coverage, which Officer may (but is not required to) obtain through an election to continue health care coverage under COBRA. Notwithstanding the foregoing, Officer understands that the Company’s COBRA Subsidy during the COBRA Subsidy Period will not extend Officer’s or Officer’s dependents’ eligibility for continuation health coverage under COBRA and agrees to hold harmless the Released Parties from any and all claims arising directly or indirectly from the COBRA Subsidy referenced above. Officer also understands that if Officer or Officer’s eligible dependents do not elect COBRA healthcare continuation coverage or choose to reduce coverage level under COBRA, Officer will not be entitled to receive any additional monetary payment for the cash equivalent of such COBRA Subsidy or any difference in premiums based upon Officer’s COBRA election.  Following the COBRA Subsidy Period, Officer and Officer’s dependents may, subject to statutory eligibility requirements, continue COBRA coverage at standard COBRA rates for the remainder of the applicable COBRA continuation period permitted by law as long as Officer and Officer’s dependents pay the full cost of such coverage in accordance with the Company’s COBRA continuation health coverage policies; and
(iii)    to the extent such termination of Officer’s employment by the Company without Cause or by Officer for Good Reason occurs any time following a Change of Control transaction (and without limiting any Change of Control Severance Benefits specified in Section 6(f) below), Officer shall receive six (6) months of vesting acceleration with respect to all of Officer’s then-outstanding equity awards granted to Officer by the Company or assumed, continued or substituted for by the acquiring entity in such Change of Control transaction.
“Good Reason” shall mean, without Officer’s prior written consent: (i) a material diminution in Officer’s then position or duties, authority or responsibilities, (ii) the assignment to Officer of any duties materially inconsistent with the duties and responsibilities of VP, Chief Accounting Officer, (iii) a reduction by the Company in Officer’s then-current Base Salary or Officer’s then-current Target Annual Bonus unless the salaries and target annual bonuses for all other senior Officer officers are correspondingly and proportionately reduced by not greater than 15% and such reduction continues for no more than twelve (12) months; (iv) Officer’s relocation to offices of the Company that are more than fifty (50) miles from the Company’s offices in Yardley, Pennsylvania; or (v) any action or inaction that constitutes a material breach of this Agreement by the Company. In order to invoke a termination for Good Reason, Officer must deliver a written notice of the grounds for such termination within thirty (30) days of the initial existence of the event giving rise to Good Reason and the Company shall have thirty (30) days to cure the circumstances. In order to terminate Officer’s employment, if at all, for Good Reason, Officer must terminate employment within sixty (60) days following the end of the cure period if the circumstances giving rise to Good Reason have not been cured.
(f)    Termination by the Company without Cause or by Officer for Good Reason Following a Change of Control. Upon a termination of Officer’s employment by the Company without Cause or by Officer for Good Reason, in each case within three (3) months prior to a Change of Control or eighteen (18) months after a Change of Control, Officer shall be entitled to receive the Accrued Benefits and, subject to Officer’s execution and non-revocation of the release described in Section 6(g) and Officer’s compliance with Officer’s obligations under Section 8, the following severance payments and benefits (collectively, the “Change of Control Severance Benefits”):
(i)    an amount equal to 75% of the sum of Officer’s (x) Base Salary and (y) target annual cash bonus opportunity, in each case at the rate in effect on the termination date, payable in a single-lump sum cash payment on the first practical payroll date that occurs on or after the Release Effective Date;
(ii)    an amount equal to Officer’s annual cash bonus, which shall be equal to the greater of (x) Officer’s then-current target annual cash bonus opportunity, prorated based upon the number of days Officer was employed during the year in which the employment termination occurs, and (y) an annualized amount of bonus for such year as determined by the Board in good faith based on the achievement of objectives up to the Change of Control, prorated based upon the number of days Officer was employed during that year. The pro rated bonus described in this Section 6(f)(ii) shall be paid in a single-lump sum cash payment on the first practical payroll date that occurs on or after the Release Effective Date;
(iii)    Continuation of coverage under the Company’s group health insurance plan through COBRA at active employee rates beginning on the first day of the month following Officer’s termination date and continuing for a period of nine (9) months at the same level of coverage Officer elected during  employment and on the same terms and conditions generally afforded to the Company’s active employees, provided Officer and Officer’s eligible dependents enroll with the Company’s COBRA administrator within sixty (60) days after the termination date (as used in this paragraph, the “COBRA Subsidy” during the “COBRA Subsidy Period”); provided, however, in the event the Company determines that such provisions would subject Officer to taxation under Section 105(h) of the Code, or otherwise violate any healthcare law or regulation, then, the Company shall pay to Officer the amount Officer would be required to pay for continuation of group health coverage for Officer and Officer’s eligible dependents through an election under COBRA for nine (9) months which amount shall be paid in a lump sum at the same time payments under Section 6(f)(i) commence and is intended to assist Officer with costs of health coverage, which Officer may (but is not required to) obtain through an election to continue health care coverage under COBRA. Notwithstanding the foregoing, Officer understands that the Company’s COBRA Subsidy during the COBRA Subsidy Period will not extend Officer’s or Officer’s dependents’ eligibility for continuation health coverage under COBRA and agrees to hold harmless the Released Parties from any and all claims arising directly or indirectly from the COBRA Subsidy referenced above. Officer also understands that if Officer or Officer’s eligible dependents do not elect COBRA healthcare continuation coverage or choose to reduce coverage level under COBRA, Officer will not be entitled to receive any additional monetary payment for the cash equivalent of such COBRA Subsidy or any difference in premiums based upon Officer’s COBRA election; and
(iv)    all of Officer’s then-outstanding equity awards granted to Officer by the Company shall become immediately vested.
Notwithstanding anything contained herein to the contrary, in the event that Officer is entitled to the amounts set forth in Section 6(e)(i) as a result of Officer’s employment termination prior to a Change of Control and a Change of Control occurs within three (3) months following Officer’s termination date, Officer shall receive the amounts set forth in this Section 6(f), less any severance compensation paid to Officer pursuant to Section 6(e), paid in the same form and time as provided in Section 6(f), except that the amounts payable pursuant to Section 6(f)(i) shall be paid to Officer in a lump sum, within ten (10) days after the date of the Change of Control.
(g)    Payment to Officer of any Severance Benefits or Change of Control Severance Benefits, as applicable, shall be conditioned on Officer’s compliance with the requirements of Section 8 hereof and Officer’s execution of a general release in favor of the Company and its affiliates substantially in the form attached hereto as Exhibit A (the “Release”) and the lapse of any revocation period specified therein with the Release not having been revoked. The Release shall be provided to Officer within three (3) days of Officer’s employment termination. Officer will forfeit all rights to the Severance Benefits and the Change of Control Severance Benefits, as applicable, unless, within sixty (60) days of Officer’s employment termination, Officer executes and delivers the Release to the Company and such Release has become irrevocable by virtue of the expiration of the revocation period specified therein without the Release having been revoked (the first such date, the “Release Effective Date”). The Company’s obligation to pay the Severance Benefits or the Change of Control Severance Benefits, as applicable, is subject to the occurrence of the Release Effective Date, and if the Release Effective Date does not occur, then the Company shall have no obligation to pay such Severance Benefits or Change of Control Severance Benefits, as applicable. Notwithstanding anything contained herein to the contrary, in the event that the period during which Officer may review and revoke the Release begins in one calendar year and ends in the following calendar year, any severance payments hereunder that constitute non-qualified deferred compensation subject to Section 409A of the Code shall be paid to Officer no earlier than January 1 of the second calendar year.
7.     Section 280G.
(a)    Officer shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Code (such excise tax being the “Excise Tax”); provided, however, that any payment or benefit received or to be received by Officer, whether payable under the terms of this Agreement or any other plan, arrangement or agreement with Company or an affiliate of Company (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit Officer receives shall exceed the net after-tax benefit that Officer would receive if no such reduction was made.
(b)    The “net after-tax benefit” shall mean (i) the Payments which Officer receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by Officer with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Officer (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.
(c)    All determinations under this Section 7 will be made by an accounting firm or law firm (the “280G Firm”) that is mutually agreed to by Officer and the Company prior to a change in ownership or control of a corporation (within the meaning of Treasury regulations under Section 280G of the Code). The 280G Firm shall be required to evaluate the extent to which payments are exempt from Section 280G of the Code as reasonable compensation for services rendered before or after the Change of Control. All fees and expenses of the 280G Firm shall be paid solely by the Company. The Company will direct the 280G Firm to submit any determination it makes under this Section 7 and detailed supporting calculations to both Officer and the Company as soon as reasonably practicable.
(d)    If the 280G Firm determines that one or more reductions are required under this Section 7, such Payments shall be reduced in the order that would provide Officer with the largest amount of after-tax proceeds (with such order, to the extent permitted by Sections 280G and 409A of the Code, designated by Officer, or otherwise determined by the 280G Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to Officer. Officer shall at any time have the unilateral right to forfeit any equity award in whole or in part.
(e)    As a result of the uncertainty in the application of Section 280G of the Code at the time that the 280G Firm makes its determinations under this Section 7, it is possible that amounts will have been paid or distributed to Officer that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to Officer (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against Officer or the Company, which assertion the 280G Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, Officer must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by Officer to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which Officer is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify Officer and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to Officer without interest.
(f)    Officer and the Company will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 7. For purposes of making the calculations required by this Section 7, the 280G Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.
8.    Covenants.
(a)    Non-Competition. So long as Officer is employed by the Company under this Agreement and for (i) the nine (9) month period following the termination of Officer’s employment with the Company in the event Officer’s employment is terminated by the Company without Cause or by Officer for Good Reason, in each case, within three (3) months prior to a Change of Control or eighteen (18) months after a Change of Control or (ii) the six (6) month period following the termination of Officer’s employment with the Company for any reason not covered by clause (i) (such applicable period, the “Restricted Period”), Officer agrees that Officer will not, directly or indirectly, without the prior written consent of the Company, engage in Competition with OptiNose. “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever in any business or venture that competes with any business that OptiNose is engaged in as of the date of Officer’s employment termination with the Company or is actively planning to engage in as of the date of Officer’s employment termination with the Company. Notwithstanding the foregoing, after Officer’s employment termination, employment by or consultation for a publicly traded company that derives less than five percent (5%) of its net revenues from activities that compete with business that OptiNose engages in, shall not constitute Competition so long as Officer does not provide employment or consulting services to the business segment of such publicly traded company that engages in such competitive activities. Officer is entering into this covenant not to compete in consideration of the agreements of the Company in this Agreement, including but not limited to, the agreement of the Company to provide the severance and other benefits to Officer upon a employment termination pursuant to Sections 6(e) and (f) hereof, as applicable.
(b)    Confidentiality(c)    . Officer agrees that Officer will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person or entity, other than in the course of Officer’s assigned duties hereunder and for the benefit of OptiNose, either while Officer is employed by the Company hereunder or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to OptiNose whether the foregoing will have been obtained by Officer during Officer’s employment hereunder or otherwise. The foregoing will not apply to information that (i) was known to the public prior to its disclosure to Officer; (ii) becomes generally known to the public or in OptiNose’s industry subsequent to disclosure to Officer through no wrongful act by Officer or any of Officer’s representatives; or (iii) Officer is required to disclose by applicable law, regulation or legal process (provided that Officer provides the Company with prior notice of the contemplated disclosure and cooperates at the Company’s cost with the Company in seeking a protective order or other appropriate protection of such information). The Company and Officer acknowledge that, notwithstanding anything to the contrary contained in this Agreement, pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (aa) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (bb) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company and Officer further acknowledge that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to Officer’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(c)    Non-Solicitation of Customers. Officer agrees that during the Restricted Period, Officer will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of OptiNose to purchase goods or services then sold by OptiNose from any other person or entity.
(d)    Non-Solicitation of Suppliers. Officer agrees that during the Restricted Period, Officer will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the Company’s suppliers to provide goods or services then provided to OptiNose to any other person or entity in Competition with OptiNose.
(e)    Non-Solicitation of Employees. Officer recognizes that Officer will possess confidential information about other employees of OptiNose relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of OptiNose. Officer recognizes that the information Officer possesses and will possess about these other employees is not generally known, is of substantial value to OptiNose in developing its business and in securing and retaining customers, and has been and will be acquired by Officer because of Officer’s business position with OptiNose. Officer agrees that, during the Restricted Period, Officer will not, (i) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of OptiNose to leave such employment for the purpose of being employed by, or rendering services to, Officer or any person or entity unaffiliated with OptiNose, or (ii) convey any such confidential information or trade secrets about other employees of OptiNose to any person or entity other than in the course of Officer’s assigned duties hereunder and for the benefit of OptiNose. Notwithstanding the foregoing, the Company agrees that hiring any employee of OptiNose who responds to a general advertisement for employment that was not specifically directed at the employees of OptiNose shall not be deemed a violation of this Section 8(e).

(f)    Non-Disparagement. Officer agrees that Officer will not, nor will Officer induce others to, Disparage OptiNose or any of their past or present officers, directors, employees or products. Similarly, the directors and senior Officers of OptiNose will not, nor will they induce others to, Disparage Officer. “Disparage” will mean making comments or statements to the press, OptiNose’s employees or any individual or entity with whom Officer or OptiNose, as applicable, has a business relationship that would adversely affect in any manner, as applicable: (i) the conduct of the business of OptiNose (including, without limitation, any products or business plans or prospects); (ii) the business reputation of OptiNose, or any of their products, or their past or present officers, directors or employees; or (iii) the business reputation of Officer.
(g)    Inventions.
(i)    Officer acknowledges and agrees that all trade secrets, mask works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, programs, know-how, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products, developments or other works of authorship (“Inventions”), whether patentable or unpatentable, (aa) that relate to Officer’s work with OptiNose, made, developed or conceived by Officer, solely or jointly with others or with the use of any of OptiNose’s equipment, supplies, facilities or trade secrets or (bb) suggested by any work that Officer performs in connection with OptiNose, either while performing Officer’s duties with OptiNose or on Officer’s own time, but only insofar as the Inventions are related to Officer’s work as an employee of OptiNose (collectively, “Company Inventions”), will belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Officer will keep full and complete written records (the “Records”), in the manner prescribed by OptiNose, of all Company Inventions, and will promptly disclose all Company Inventions completely and in writing to the Company. The Records will be the sole and exclusive property of the Company, and Officer will surrender them upon the termination of Officer’s employment, or upon the Company’s request. Officer hereby assigns to the Company (or its designee) the Company Inventions including all rights in and to any related patents and other intellectual property that may issue thereon in any and all countries, whether during or subsequent to Officer’s employment with OptiNose, together with the right to file, in Officer’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Officer will, at any time during and subsequent to Officer’s employment with OptiNose, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Company Inventions and the underlying intellectual property. Officer will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Company Inventions and the underlying intellectual property for its benefit, all without additional compensation to Officer from the Company, but entirely at the Company’s expense.
(ii)    In addition, the Company Inventions will be deemed “work made for hire”, as such term is defined under the copyright law of the United States, on behalf of OptiNose and Officer agrees that the Company (or its designee) will be the sole owner of the

Company Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to Officer. If the Company Inventions, or any portion thereof, are deemed not to be work made for hire, Officer hereby irrevocably conveys, transfers, assigns and delivers to the Company (or its designee), all rights, titles and interests, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Company Inventions, including without limitation: (aa) all of Officer’s rights, titles and interests in and to any underlying intellectual property (and all renewals, revivals and extensions thereof) related to the Company Inventions; (bb) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Company Inventions, to exploit and allow others to exploit the Company Inventions; and (cc) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Company Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, Officer hereby waives any so-called “moral rights” with respect to the Company Inventions. Officer hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to Officer’s benefit by virtue of Officer being an employee of or other service provider to OptiNose.
(iii)    To the extent that Officer is unable to assign any of Officer’s right, title or interest in any Company Invention under applicable law, for any such Company Invention and the underlying intellectual property rights, Officer hereby grants to the Company (or its designee) an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Company Invention and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Company Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of the Company Invention.
(iv)    To the extent that any of the Company Inventions are derived by, or require use by OptiNose of, any works, Inventions, or other intellectual property rights that Officer owns, which are not assigned hereby, Officer hereby grants to the Company (or its designee) an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense, use, modify and create derivative works using such works, Inventions or other intellectual property rights, but only to the extent necessary to permit the Company to fully realize their ownership rights in the Company Inventions.
(h)    Cooperation. Upon the receipt of notice from the Company (including outside counsel), Officer agrees that while employed by OptiNose (for no additional compensation) and thereafter (for reasonable compensation for Officer’s time), Officer will respond and provide information with regard to matters in which Officer has knowledge as a result of Officer’s employment with OptiNose, and will provide reasonable assistance to OptiNose and its representatives in defense of any claims that may be made against OptiNose, and will assist OptiNose in the prosecution of any claims that may be made by OptiNose, to the extent that such claims may relate to the period of Officer’s employment with OptiNose (or any predecessor). Officer agrees to promptly inform the Company if Officer becomes aware of any lawsuits involving such claims that may be filed or threatened against OptiNose. Officer also agrees to promptly inform the Company (to the extent Officer is legally permitted to do so) if Officer is asked to assist in any investigation of OptiNose (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against OptiNose with respect to such investigation, and will not do so unless legally required.
(i)    Return of Property. On the date of the termination of Officer’s employment with the Company for any reason (or at any time prior thereto at the Company’s request), Officer will return all property belonging to OptiNose (including, but not limited to, any Employer provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to OptiNose).
(j)    Injunctive Relief. It is further expressly agreed that OptiNose will or would suffer irreparable injury if Officer were to violate the provisions of this Section 8 and that OptiNose would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and Officer further consents and stipulates to the entry of such injunctive relief in such court prohibiting Officer from violating the provisions of this Section 8.
(k)    Survival of Provisions. The obligations contained in this Section 8 will survive the termination of Officer’s employment with the Company and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.
(l)    Prior Agreements. Officer represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Officer is a party that would prevent or make unlawful Officer’s execution of this Agreement or Officer’s employment hereunder, is or would be inconsistent or in conflict with this Agreement or Officer’s employment hereunder, or would prevent, limit or impair in any way the performance by Officer of the obligations hereunder.
9.    Assignment; Third Party Beneficiaries. Notwithstanding anything else herein, this Agreement is personal to Officer and neither the Agreement nor any rights hereunder may be assigned by Officer. The Company may assign the Agreement to an affiliate or to any acquiror of all or substantially all of the assets of the Company. OptiNose shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of OptiNose to expressly assume and agree to perform this Agreement in the same manner and to the same extent that OptiNose would be required to perform it if no such succession had taken place. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties. Officer acknowledges that this Agreement is intended to benefit the Company, its shareholders, and its and their parents, affiliates, subsidiaries, divisions, and related companies or entities, now existing or hereafter created. Both Officer and the Company further acknowledge and agree that the intended beneficiaries of this Agreement are entitled to enforce the provisions of this Agreement by seeking injunctive relief or any other appropriate remedy.
10.    Clawback/Recoupment. Notwithstanding any other provision in this Agreement to the contrary, any compensation paid to Officer pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to mandatory repayment by Officer to the Company to the extent any such compensation paid to Officer is, or in the future becomes, subject to (i) any “claw-back” or recoupment policy applicable to Officer that is adopted to comply with any applicable law, rule or regulation (including stock exchange rule), or (ii) any law, rule or regulation (including stock exchange rule) which imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.
11.    Arbitration; Waiver of Rights to Sue; Attorneys’ Fees.
(a)    Except as provided in Section 8(j), the parties agree that they will use binding arbitration to settle all claims and disputes that may arise out of this Agreement or that in any way relate to Officer’s employment with Company. Specifically, both the Company and Officer agree that any claim, dispute and/or controversy that either Officer may have against the Company (or its directors, officers, managers, employees, agents or parties affiliated with its employee benefit and health plans), or that the Company may have against Officer, shall be submitted to binding arbitration conducted before one (1) arbitrator mutually agreed to by the Company and Officer, sitting in Philadelphia, Pennsylvania or such other location mutually agreed to by Officer and the Company, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”) then in effect; provided, however, that if the Company and Officer are unable to agree on a single arbitrator within thirty (30) calendar days of the demand by another party for arbitration, an arbitrator will be designated by the Philadelphia Office of the American Arbitration Association.
(b)    Coverage. Included within the parties’ agreement to submit all disputes to binding arbitration are all employment-related claims and disputes, whether based upon tort, contract, statute (including but not limited to any claims of workplace discrimination, harassment (other than sexual harassment), retaliation, failure to pay proper wages or other compensation (including commissions, bonuses, salary, severance pay or other benefits), or any other unlawful employment practice or wrongful termination, whether based upon the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the National Labor Relations Act, the Labor Management Relations Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, the Consolidated Omnibus Budget Reconciliation Act, the Rehabilitation Act, the Employee Polygraph Protection Act, the Electronic Communication Privacy Act, the Computer Fraud and Abuse Act, the Health Insurance Portability &

Accountability Act, the Sarbanes-Oxley Act of 2002, the Fair Credit Reporting Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988), the Pennsylvania Wage Payment & Collection Law, the Pennsylvania Human Relations Act, the Pennsylvania Labor Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Minimum Wage Act, any personal gain with respect to any claim arising under the Federal False Claims Act, or any other federal, state or local laws, statutes, regulations, rules, ordinances, or orders, each as amended, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Released Parties and Officer and shall further apply, without limitation, to any and all Claims for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, embezzlement, conversion, non-payment of debt, misrepresentation, tortious interference with contract, civil conspiracy, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, invasion of privacy, wrongful, retaliatory or constructive discharge, assault (other than sexual assault), battery, false imprisonment, negligence, and all other claims or torts, including any whistleblower claims, arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States and Pennsylvania Constitutions.
OFFICER UNDERSTANDS AND VOLUNTARILY AND FREELY AGREES TO THIS BINDING ARBITRATION PROVISION, AND BOTH OFFICER AND THE COMPANY EXPRESSLY AND FREELY FOREGO AND WAIVE THEIR RIGHT TO TRIAL BY JURY, IN FAVOR OF BINDING ARBITRATION, WITH RESPECT TO ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT EXCEPT AS EXPRESSLY EXCLUDED HEREIN.
(c)    Exclusions. Notwithstanding the foregoing:
(i)    The parties shall not arbitrate: (aa) claims by Officer for workers’ compensation or unemployment compensation insurance benefits; (bb) claims by the Company for injunctive or equitable relief, including without limitation claims related to the misappropriation of trade secrets, theft of confidential and proprietary business information, breach of fiduciary duty and/or violation of other restrictive covenants; and (cc) claims by Officer for sexual assault and/or sexual harassment, unless Officer voluntarily elects for such sexual assault and/or sexual harassment claims to be arbitrated.
(ii)    Nothing contained in this Agreement prohibits Officer from filing, a complaint, participating in an investigation, or otherwise communicating with the United States Equal Employment Opportunity Commission and/or any other federal, state, or local agency charged with the processing of complaints and performance of investigation into claims of unlawful employment practices, although if Officer elects to pursue a claim following the exhaustion or completion of any such administrative process, such claim would be subject to the mandatory arbitration provisions set forth in this Section of the Agreement.
(iii)    Claims by Officer relating to benefits under any of the Company’s employee benefit plans must be raised with the claims administrator of the relevant plan pursuant to the terms of that plan, but if the matter is not resolved under those procedures, Officer may pursue such a claim only through arbitration as provided for in this Section.
(d)    Procedures. The party seeking arbitration pursuant to this Section of the Agreement shall commence such proceeding in accordance with the applicable AAA rules. All rules of pleading, rules of evidence, and rights to resolution of the dispute by means of summary judgment, judgment on the pleadings, and judgment under Pennsylvania law shall apply and be observed. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including, but not limited to, notions of "just cause") but shall apply the same law as if brought in a court of law. The arbitrator shall possess the authority to rule on any dispositive motions (including a motion to dismiss and/or summary judgment brought by any party) and to order any appropriate legal and equitable relief consistent with that available to parties in civil actions filed in a court of competent jurisdiction, except that the parties agree neither party shall be entitled to punitive damages on any claim.
(e)    Discovery. During the arbitration, Officer and the Company shall be entitled to engage in and conduct discovery in accordance with any schedule established by the arbitrator; provided, however, the arbitrator must allow the parties to conduct discovery sufficient to adequately arbitrate their claims and defenses in accordance with applicable federal, state, and local law, even if the AAA Rules are more restrictive.
(f)    Determination. The determination of the arbitrator will be final and binding on Officer and the Company. Awards shall include the arbitrator’s written, reasoned opinion and shall contain the arbitrator’s essential findings and conclusions. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.
(g)    Attorney’s Fees; Costs. Each party will bear their own expenses of such arbitration, except that (i) the prevailing party shall be entitled to be indemnified and reimbursed for their reasonable attorneys’ fees and costs incurred in enforcing and/or seeking to enforce the terms of this Agreement should the other party violate or be alleged to have violated any of its terms or (ii) as otherwise required by a fee-shifting statute.
12.    Indemnification. The Company and Executive acknowledge that they have entered into an Indemnification Agreement, effective as of August 8, 2022 set forth above (the “Indemnification Agreement”).
13.    Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, (other than the Indemnification Agreement) and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the Commonwealth of Pennsylvania, without reference to rules relating to conflicts of laws.
14.    Withholding Taxes. The Company may withhold from any and all amounts payable to Officer such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.

15.    Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or three (3) days after being mailed by registered or certified mail to Officer or the Company, as the case may be, at Officer’s address set forth below or the Company’s address set forth below, or to such other names or addresses as Officer or the Company, as the case may be, shall designate by notice to each other party entitled to receive notices in the manner specified in this Section (provided that notice of change of address shall be deemed given only when received).
Company notices shall be delivered to:
OptiNose US, Inc.
Attn: Chief Legal Officer
1020 Stony Hill Road
Third Floor, Suite 300
Yardley, PA 19067
Officer notices shall be delivered to such address as shall most currently appear on the records of the Company.
16.    Entire Agreement; Amendments. This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior and/or contemporaneous agreements, understandings or representations relating to the subject matter hereof, whether written or oral, including without limitation the Existing Agreement. No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by the parties hereto.
17.    Section Headings. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.
18.    Severability. The provisions of this Agreement will be deemed severable and the invalidity of unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
19.    Counterparts. This Agreement may be executed in several counterparts (including via facsimile and/or .pdf), each of which will be deemed to be an original but all of which together will constitute one and the same instruments.

20.    Section 409A.
(a)    The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and this Agreement shall be interpreted and construed in a manner intended to comply therewith. For purposes of this Agreement, Officer will be considered to have experienced a employment termination only if Officer has a “separation from service” with the Company and all of its controlled group members within the meaning of Section 409A. Whether Officer has a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.
(b)    Each payment under this Agreement, including each installment payment, shall be considered a separate and distinct payment. For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided as follows: (i) each payment made within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception; (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. §1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). With respect to payments subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A. Neither the Company nor Officer shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Officer shall have no right to designate the date or any payment under this Agreement.
(c)    If Officer is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date of Officer’s separation from service, any benefits payable under this Agreement that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of (i) the first business day following the six-month anniversary of the date of Officer’s separation from service, or (ii) the date of Officer’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (x) the first business day following the six-month anniversary of the date of Officer’s separation from service, or (y) Officer’s death, the Company shall pay Officer (or Officer’s estate or beneficiaries) a lump-sum payment equal to all payments delayed pursuant to the preceding sentence.
(d)    If any of the reimbursements or in-kind benefits provided for under this Agreement are subject to Section 409A, the following rules shall apply: (i) in no event shall any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of such reimbursable expenses incurred, or the provision of in-kind benefits, in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to such reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.
(e)    Notwithstanding anything in Section 6(f) hereof to the contrary, in the event that Officer is entitled to the amount set forth in Section 6(f)(i) as a result of a termination of Officer’s employment within three (3) months prior to or eighteen (18) months after the date of the Change of Control, and such Change of Control does not constitute a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and its corresponding regulations, and any portion of the severance benefit payable to Officer pursuant to Section 6(e)(i) is deemed to constitute deferred compensation subject to the requirements of Section 409A of the Code at the time of Officer’s termination, then such portion that constitutes deferred compensation shall reduce the amount that is paid in a lump sum as provided in Section 6(f)(i) and such deferred compensation portion shall instead be paid in substantially equal installments over the installment period as described in Section 6(e)(i).
21.     Construction; Reasonable Time to Review and Consider Agreement. The parties agree that this Agreement was reached following arms-length negotiations and should not be construed against the drafter. Officer agrees that Officer has been provided reasonable and adequate time to review this Agreement and, if desired, consult with counsel of Officer’s own choosing, and that Officer has consulted counsel before signing this Agreement or knowingly waived the right to do so.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OPTINOSE US, INC.

By: /s/ Ramy Mahmoud
Ramy Mahmoud
Chief Executive Officer

EXECUTIVE

By: /s/ Anthony Krick
Anthony Krick

EXHIBIT A
SAMPLE RELEASE AGREEMENT
This RELEASE AGREEMENT (“Agreement”) made this [Date] day of [Month•], [Year•] (the “Effective Date”), between OptiNose US, Inc. (a wholly-owned subsidiary of OptiNose, Inc. and, together with OptiNose, Inc. and each of its and their successors and assigns, the “Company”), and [Full Name•] (“Officer”).
1.    Release.
        a.    In consideration of the amounts to be paid by the Company pursuant to the Employment Agreement entered into on [Date], by and between the Company and Officer (the “Employment Agreement”), Officer, on behalf of himself/herself and on behalf of his/her spouse, civil union or domestic partner, dependents, heirs, executors, devisees, personal representatives, administrators, agents and assigns, irrevocably and unconditionally forever waives, releases, gives up and discharges the Company, its parent, affiliated and related companies (including but not limited to OptiNose, Inc.), all of its and their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, all of its and their past and present employees, managers, directors, officers, administrators, shareholders, members, investors, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever (whether individually or in an official capacity on behalf of the Company), and all of its and their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, accrued or unaccrued, liquidated or contingent, asserted or unasserted, both in law and equity (“Claims”), which Officer ever had, now has, or may hereafter claim to have against the Released Parties by reason of any matter or cause whatsoever based on, related to, or arising from any event that occurred before the date Officer signs this Agreement and based upon, related to or arising out of or in any way concerning Officer’s employment with the Company, the terms, conditions or privileges of Officer’s employment with the Company, Officer’s separation from employment with the Company, and any and all violations and/or alleged violations of federal, state or local human rights laws, fair employment practices and/or other laws by any of the Released Parties for any reason and under any legal theory including, but not limited to, those arising or which may be arising under, as applicable, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), the Older Worker Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Family and Medical Leave Act (“FMLA”), the Coronavirus Aid, Relief and Economic Security Act (“CARES”), the Families First Coronavirus Relief Act (“FFCRA”), the American Rescue Plan Act, the Fair Labor Standards Act (“FLSA”), the Equal Pay Act of 1963 (“EPA”), the Lilly Ledbetter Fair Pay Act of 2010 (“Fair Pay Act”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Rehabilitation Act, the

Employee Polygraph Protection Act, the Electronic Communication Privacy Act, the Computer Fraud & Abuse Act, the Health Insurance Portability & Accountability Act (“HIPAA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Occupational Safety and Health Act (“OSHA”), the Sarbanes-Oxley Act of 2002, the Fair Credit Reporting Act (“FCRA”), the National Labor Relations Act (“NLRA”), the Labor Management Relations Act (“LMRA”), the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988), the Pennsylvania Wage Payment & Collection Law, the Pennsylvania Human Relations Act, the Pennsylvania Labor Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Minimum Wage Act, the Pennsylvania Workers’ Compensation Act, any personal gain with respect to any claim arising under the Federal False Claims Act, or any other federal, state or local laws, statutes, regulations, rules, ordinances, or orders, each as amended, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Released Parties and Officer and shall further apply, without limitation, to any and all Claims for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, misrepresentation, tortious interference with contract, civil conspiracy, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, invasion of privacy, wrongful, retaliatory or constructive discharge, assault, battery, false imprisonment, negligence, and all other claims or torts, including any whistleblower claims, arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States and Pennsylvania Constitutions (the “General Release”).

        b.    For the purpose of implementing a full and complete release, Officer understands and agrees that this Agreement is intended to include all claims, if any, which Officer or his/her spouse, civil union or domestic partner, dependents, heirs, executors, devisees, personal representatives, administrators, agents and assigns may have and which Officer does not now know or suspect to exist in his/her favor against the Released Parties, from the beginning of time until the time he/she signs this Agreement, and this Agreement extinguishes those claims.

        c.    In consideration of the promises of the Company set forth in the Employment Agreement, Officer hereby releases and discharges the Released Parties from any and all Claims that Officer may have against the Released Parties arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Officer acknowledges that he/she understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Officer also understands that, by signing this Agreement, he/she is waiving all Claims against any and all of the Released Parties.

d.    Officer understands that the laws and actions described above give Officer important remedies that relate to claims that he/she has or may have arising out of or in connection with his/her employment with, or separation from employment from, the Company and agree that he/she is freely and voluntarily giving up those remedies and claims. By signing this Agreement, Officer agrees that he/she is irrevocably and unconditionally waiving the right to proceed with discovery concerning any released claim in any future litigation with any Released Party, if any. Officer also agrees that he/she is fully releasing all claims for equitable, punitive or other relief, attorney’s fees, and other fees and costs incurred up to the date Officer signs this Agreement for any reason.

e.    Officer represents and warrants that: (i) he/she is the lawful owner of all claims released through this Agreement; (ii) he/she has the beneficial interest in the payments and other benefits that he/she will receive under this Agreement; (iii) he/she has not assigned, and will not assign, any interest in any claim released through this Agreement; (iv) he/she has not filed, and is not and has not been subject to a voluntary or involuntary bankruptcy petition in the past three (3) years; (v) he/she is not a debtor in any pending bankruptcy case; (vi) no receiver, bankruptcy trustee or other third party may assert a right to any claim released through this Agreement or the payments and benefits to be tendered or provided under the Employment Agreement. Officer agrees that the foregoing representations and warranties shall survive the execution, performance and consummation or termination of this Agreement. Officer also agrees that he/she will fully indemnify and hold the Released Parties harmless to the extent any of the foregoing representations and warranties is or becomes untrue for any claims or damages, including attorneys’ fees, fines, costs, liquidated damages and punitive damages, asserted or awarded against any of the Released Parties and, should it be determined that any bankruptcy trustee or other third party has a right to the payments and benefits provided to Officer under the Employment Agreement, Officer immediately will return to the Company an amount equivalent to the full after-tax value of any such payments or benefits.

f.    Officer warrants that he/she does not have any complaint pending before any federal, state or local court or arbitration panel concerning any Released Party. Officer further agrees not to file a lawsuit against any of the Released Parties in any federal, state or local court, or with any arbitration panel, concerning any claim, demand, issue or cause of action released through this Agreement, except to the extent specifically excluded below in Section 2 below and its subparagraphs below. Should Officer file a lawsuit with any court or arbitration panel concerning any claim, demand, issue, or cause of action waived through this Agreement and not specifically excluded as described in Section 2 below and its subparagraphs below, Officer agrees that he/she will be responsible to pay the legal fees and costs that the Released Parties incur defending that lawsuit. Further, Officer agrees that nothing in this Agreement shall limit the right of any court or arbitration panel to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid to Officer should the release of any claims under this Agreement subsequently be found to be invalid.

2.    Exclusions from Release of Claims and Covenant Not to Sue.
a.    Officer understands and agrees that nothing in this Agreement limits his/her right to bring an action to enforce the terms of this Agreement.

b.    Officer understands and agrees that the General Release contained in Section 1 above and its subparagraphs above does not include a waiver of any claims which cannot be waived by law and does not include a waiver of any vested rights Officer may have in any existing Company 401(k) plan, if any, nor will it preclude Officer from purchasing continuation health benefits coverage for himself/herself and/or his/her dependents under the Company’s continuation health benefits policies to the extent he/she and his/her dependents are otherwise eligible and for the period provided by law under COBRA. The General Release also does not release any pending workers’ compensation claim or right to any workers’ compensation benefits with respect to any occupational illness or injury arising from or sustained due to his/her employment with the Company.

c.    Officer understands and agrees that nothing in this Agreement is intended to or shall prevent, impede or interfere with his/her non-waivable right to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Review Commission (“OSH”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”), any other federal agency, labor board or commission, any state or local fair employment practices agency, or any other state or local agency, labor board or commission (collectively, the “Government Agencies”). Officer also understands that nothing in this Agreement in any way limits his/her ability to provide information and/or documents to or otherwise communicate with any Government Agencies, participate in any investigation of any Government Agencies, testify or otherwise participate in any proceeding that may be conducted by any Government Agencies concerning the Company’s past or future conduct, or engage in any activities now or in the future that are protected under the whistleblower statutes administered by OSH or any other Government Agencies without notice to the Company. However, Officer agrees that he/she is completely waiving any right to recover money, share in or participate in any monetary award in connection with or resulting from the prosecution of any charge, investigation or proceeding by any Government Agency, except that this Agreement does not limit the right to receive and fully retain a monetary reward from any government-administered whistleblower award or other incentive program for providing information directly to any Government Agencies (such as those administered by the OSH or the SEC).

d.    Officer understands and agrees that nothing in this Agreement prohibits him/her filing a claim to collect any unemployment compensation benefits available to him/her under applicable state Unemployment Insurance Compensation law or from collecting any award of benefits granted to him/her in accordance with that law.

e.    Officer understands and agrees that this Agreement does not limit any statutory rights he/she may have to bring an action to challenge the terms of this Agreement or contest the validity of the General Release set forth in Section 1 above under the ADEA or the OWBPA.

3.    Non-Admission of Liability.
a.    Officer agrees that this Agreement shall not in any way be construed as an admission that any of the Released Parties owe him/her any money or have acted wrongfully, unlawfully, or unfairly in any way towards him/her. In fact, Officer understands that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to Officer at any time and maintain that they have at all times treated Officer in a fair, lawful, non-discriminatory and non-retaliatory manner.

b.    Except as provided in Section 6(e) or Section 6(f), as applicable, of the Employment Agreement or in the Indemnification Agreement, Officer acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him/her arising out of his/her employment with or termination from the Company, and no further sums or benefits are owed to him/her by the Company or by any of the other Released Parties at any time.

c.    Officer agrees that the Severance Benefits or Change of Control Severance Benefits, as applicable, as described in the Employment Agreement constitute good and valuable consideration in exchange for the promises herein and are, individually and together, in addition to anything of value to which Officer is presently entitled by virtue of any understandings, agreements or contracts between Officer and any of the Released Parties, his/her employment with any Released Party and separation from that employment, and any of the Released Parties’ policies, practices, plans, agreements or prior understandings with him/her, including but not limited to compensation, vacation, bonus, severance, paid time off, incentive compensation, equity incentives, stock options, offer letters, employment agreements and any other fringe benefit plans, policies or practices.

4.    No Right or Guarantee to Re-Employment or Reinstatement. Officer agrees that the termination of his/her employment is permanent and the Released Parties have not in any way guaranteed that he/she will be recalled, rehired, reinstated or in any way retained by the Company.

5.    Reference-Related Communications.
a.    Officer agrees that, should he/she or any prospective employer for him/her desire that the Company engage in any reference-related communications, such inquiries shall be directed exclusively to the Company’s Human Resources Department for confirmation only of Officer’s: (i) dates of employment and (ii) employment position. Officer also agrees that, except for the Company’s verbal confirmation of dates of employment and position title as expressly set forth above, the Released Parties will have no obligation whatsoever to engage in any reference-related communications with any past, existing or prospective employers unless compelled by a court order or other legal process. Notwithstanding the foregoing, Officer understands and agrees that the Released Parties will remain free to internally communicate to those with a business need to know, any and all information concerning his/her employment history with the Company.

b.    Officer acknowledges and agrees that any statements made on social media by any current or former employees or other representatives of the Company are not official statements of reference by the Company. Officer understands and agrees that, should he/she wish for the Company to provide any information related to the salary and/or benefits paid or provided during his/her employment to any third party, Officer will provide the Company’s

Human Resources Department with a written release expressly authorizing the disclosure of the same.

6.    Consultation with Attorney; Voluntary Agreement. The Company advises Officer to consult with an attorney of his/her choosing prior to signing this Agreement. Officer understands and agrees that he/she has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. Officer also understands and agrees that he/she is under no obligation to consent to the General Release set forth in Section 1 above. Officer acknowledges and agrees that the payments to be made to Officer pursuant to the Employment Agreement are sufficient consideration to require him/her to abide with his/her obligations under this Agreement, including but not limited to the General Release set forth in Section 1. Officer represents that he/she has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he/she enters into this Agreement freely, voluntarily, and without coercion.

7.    Effective Date; Revocation. Officer acknowledges and represents that he/she has been given [Insert minimum required number of days under applicable law] days following the termination of his/her employment during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above. Officer further acknowledges and represents that he/she has been advised by the Company that he/she has the right to revoke this Agreement for a period of seven (7) days after signing it. Officer acknowledges and agrees that, if he/she wishes to revoke this Agreement, he/she must do so in a writing, signed by him/her and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his/her execution of this Agreement and shall be final and binding on Officer.
8.    Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.
9.    Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the Commonwealth of Pennsylvania, without reference to rules relating to conflicts of laws.
10.    Entire Agreement. This Agreement, the Employment Agreement and the other agreements referred to in the Employment Agreement (other than the Indemnification Agreement) constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties. Officer acknowledges and agrees that he/she is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement.

11.    Amendment. This release shall not be amended, supplemented or otherwise modified in any way except in a writing signed by Officer and the Company.
12.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, intending to be forever legally bound hereby, the parties hereto have executed this Agreement, being seven (7) pages in total length as of the dates set forth below.

OPTINOSE US, INC.

By:_______________________ Date: __________
Name:
Title:

OFFICER

By:_______________________ Date: __________
Name:
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